SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 13)(1)


                       CORNERSTONE INTERNET SOLUTIONS CO.
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)


                                    293636106
                                 (CUSIP Number)


                                    Copy to:

Seneca Ventures                           Morrison Cohen Singer & Weinstein, LLP
68 Wheatley Road                          750 Lexington Avenue
Brookville, New York 11545                New York, New York 10022
Telephone (516) 626-3070                  Telephone (212) 735-8600


                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                February 11, 2000
              (Date of Event which Requires Filing this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d - 1(e), 240.13d- 1(f) or 240.13d-1(g), check the following box |_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.


                        (Continued on following page(s))


--------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                Barry Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                         WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                       United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    175,000 shares                                     0.7%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,050,000 shares                                   4.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    175,000 shares                                     0.7%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,050,000 shares                                   4.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,225,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.9%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                              Woodland Venture Fund

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)            WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           New York


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           175,000 shares                                     0.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    175,000 shares                                     0.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                               175,0000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                0.7%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 Seneca Ventures

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                      WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           New York


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           175,000 shares                                     0.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    175,000 shares                                     0.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 175,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                0.7%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Woodland Services Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)             OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           New York


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           175,000 shares                                     0.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    175,000 shares                                     0.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 175,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                0.7%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       CO
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                 21st Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                  WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                 21st Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                  WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
               21st Century Communications Foreign Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                    WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           Delaware


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                               Michael J. Marocco

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                      OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                        United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 John Kornreich

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                      OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 Harvey Sandler

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                      OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 Andrew Sandler

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                      OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 Barry Fingerhut

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                  WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                    United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,050,000 shares                                   4.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,050,000 shares                                   4.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,050,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.2%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Irwin Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                    WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                    United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,050,000 shares                                   4.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,050,000 shares                                   4.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,050,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.2%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                Woodland Partners

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                     WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           New York


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           175,000 shares                                     0.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    175,000 shares                                     0.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 175,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                0.7%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                           Wheatley Partners II, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                   WC, OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           New York


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    1,050,000 shares                                   4.2%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    1,050,000 shares                                   4.2%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,050,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.2%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       PN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                             Applewood Capital Corp.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                       OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                           New York


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,050,000 shares                                   4.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,050,000 shares                                   4.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,050,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.2%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       CO
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Seth Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,050,000 shares                                   4.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,050,000 shares                                   4.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,050,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.2%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  293636106                      13D
________________________________________________________________________________

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                 Jonathan Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                       OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           1,050,000 shares                                   4.2%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    1,050,000 shares                                   4.2%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                1,050,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                4.2%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================================================
CUSIP NO.  293636106                      13D
================================================================================

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                               Marilyn Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           175,000 shares                                     0.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    175,000 shares                                     0.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 175,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                0.7%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================================================
CUSIP NO.  293636106                      13D
================================================================================

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                The Marilyn and Barry Rubenstein Family Foundation

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           175,000 shares                                     0.7%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    175,000 shares                                     0.7%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                 175,000 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                0.7%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       OO
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================================================
CUSIP NO.  293636106                      13D
================================================================================

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                Douglas Schimmel

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================================================
CUSIP NO.  293636106                      13D
================================================================================

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                  Hannah Stone

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================================================
CUSIP NO.  293636106                      13D
================================================================================

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                    David Lee

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================================================
CUSIP NO.  293636106                      13D
================================================================================

1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)
                                Edward Grinacoff

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group                (a)  [_]
     (See Instructions)                                              (b)  [_]

________________________________________________________________________________
3    SEC Use Only


________________________________________________________________________________
4    Source of Funds (See Instructions)                        OO


________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)                                       [_]


________________________________________________________________________________
6    Citizenship or Place of Organization                      United States


________________________________________________________________________________
               7    Sole Voting Power

Number of Shares    0 shares                                             0%
Beneficially   _________________________________________________________________
Owned          8    Shared Voting Power
By Each
Reporting           0 shares                                             0%
Person With    _________________________________________________________________
               9    Sole Dispositive Power

                    0 shares                                             0%
              _________________________________________________________________
               10   Shared Dispositive Power

                    0 shares                                             0%
________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person
                                    0 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) excludes
     Certain Shares                                                       [_]
     (See Instructions)

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)                  0%


________________________________________________________________________________
14   Type of Reporting Person (See Instructions)

                                       IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This statement, dated February 11, 2000, constitutes Amendment No. 13 to the Schedule 13D, dated September 11, 1995, regarding the reporting persons ownership of certain securities of Cornerstone Internet Solutions Co. (the "Issuer").

     The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 13 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

ITEM 2. Identity and Background

     (a)  Edward Grinacoff, is the sole shareholder of MEDG Corp.
     (b)  Address: 767 Fifth Avenue
                   New York, New York 10153
     (c)  Principal Occupation: Investments
     (d)  No.
     (e)  No.
     (f)  Citizenship: United States.

     MEDG Corp became a general partner of SCM effective on January 1, 2000, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

ITEM 4. Purpose of Transaction.

     Other than the reporting persons' purchase or sale of additional securities of the Issuer, no reporting person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of
Item 4 of Schedule 13D except as set forth herein.

ITEM 5. Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 24,926,749 shares of Common Stock outstanding as of December 31, 1999, as reported by the Issuer in its Form 10-Q for the quarter ended November 30,
1999), of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of March 24, 2000.

                                       Shares of                                              Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                   Beneficially Owned                 Control                  Beneficially Owned
------------------------------     ------------------            -----------------            --------------------
Barry Rubenstein                      1,225,000(2)(3)(4)                4.9%                          4.9%
Woodland Venture Fund                   175,000(2)(4)                   0.7%                          0.7%
Seneca Ventures                         175,000(2)(4)                   0.7%                          0.7%
Woodland Services Corp.                 175,000(2)(4)                   0.7%                          0.7%
21st Century                                0                            0%                            0%
   Communications
   Partners, L.P.
21st Century                                0                            0%                            0%
   Communications T-E
   Partners, L.P.
21st Century                                0                            0%                            0%
   Communications
   Foreign Partners, L.P.
Michael Marocco                             0                            0%                            0%
John Kornreich                              0                            0%                            0%
Harvey Sandler                              0                            0%                            0%
Andrew Sandler                              0                            0%                            0%
Barry Fingerhut                       1,050,000(3)(4)                   4.2%                          4.2%
Irwin Lieber                          1,050,000(3)(4                    4.2%                          4.2%
Woodland Partners                       175,000(2)(4)                   0.7%                          0.7%
Wheatley Partners II, L.P.            1,050,000(3)                      4.2%                          4.2%
Applewood Capital Corp.               1,050,000(3)(4)                   4.2%                          4.2%
Seth Lieber                           1,050,000(3)(4)                   4.2%                          4.2%
Jonathan Lieber                       1,050,000(3)(4)                   4.2%                          4.2%

--------
(2) Includes 175,000 shares of Common Stock issuble upon the exercise of the options held by Barry Rubenstein.

(3)  Includes  1,050,000  shares of Common Stock owned by Wheatley  Partners II,
     L.P.

(4) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her/its equity interest therein.

                                       Shares of                                              Percentage of Shares
                                      Common Stock               Percent of Voting               of Common Stock
            Name                   Beneficially Owned                 Control                  Beneficially Owned
------------------------------     ------------------            -----------------            --------------------
Marilyn Rubenstein                     175,000(2),(4)                    0.7%                          0.7%
The Marilyn and Barry                  175,000(2),(4)                    0.7%                          0.7%
    Rubenstein Family
    Foundation
Douglas Schimmel                            0                            0%                            0%
Hannah Stone                                0                            0%                            0%
David Lee                                   0                            0%                            0%
Edward Grinacoff                            0                            0%                            0%


     (b) Barry Rubenstein has sole power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock. By virtue of being a general partner of Wheatley Partners II, L.P., Barry Rubenstein may be deemed to have shared power to vote and to depose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     The Fund may be deemed to have shared power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock.

     Seneca may be deemed to have shared power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock.

     Woodland Services Corp. may be deemed to have shared power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P., Barry Fingerhut may be deemed to have shared power to vote and to dispose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P., Irwin Lieber may be deemed to have shared power to vote and to dispose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     Wheatley Partners II, L.P. has sole power to vote and to dispose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P., AC Corp. may be deemed to have shared power to vote and to dispose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P. and an officer of AC Corp., Seth Lieber may be deemed to have shared power to vote and to dispose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     By virtue of being a general partner of Wheatley Partners II, L.P. and an officer of AC Corp., Jonathan Lieber may be deemed to have shared power to vote and to dispose of 1,050,000 shares of Common Stock, representing approximately 4.2% of the outstanding Common Stock.

     Woodland Partners may be deemed to have shared power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock.

     By virtue of being the wife of Barry Rubenstein, Marilyn Rubenstein may be deemed to have shared power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock.

     The Foundation may be deemed to have shared power to vote and to dispose of 175,000 shares of Common Stock (consisting of 125,000 shares issuable upon the exercise of the Non-Qualified Option and 50,000 shares issuable upon the exercise of the Option), representing approximately 0.7% of the outstanding Common Stock.

     (c) The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from January 7, 2000 through March 24, 2000, inclusive:


                            Date Purchased     Number of Shares        Price Per
Name of Shareholder         (Sold)             Purchased or (Sold)         Share
-------------------         --------------     -------------------     ---------
Barry Rubenstein            3/3/00               (37,500)              $  6.0625
Barry Rubenstein            3/8/00               (50,500)              $  5.9375
Rollover IRA

                                  Date Purchased       Number of Shares                   Price Per
Name of Shareholder               (Sold)               Purchased or (Sold)                    Share
------------------------------    --------------       ------------------                 ---------
Woodland Venture Fund             3/3/00                    (150,000)                  $     6.0625
Seneca Ventures                   3/3/00                     (50,000)                  $     6.0625
Irwin Lieber                      1/11/00                     (6,000)                  $     7.5625
Barry Fingerhut                   3/20/00                     (1,000)                  $       6.00
21st Century Communications
Partners, L.P.                    2/11/00                   (442,438)                  $       6.50
                                  2/11/00                    (25,696)                  $      6.875
                                  2/11/00                    (42,107)                  $      6.875
                                  2/11/00                    (81,363)                  $     6.8125
                                  2/16/00                   (216,969)                  $      6.125
                                  2/18/00                   (237,310)                  $    6.09375
                                  2/22/00                    (77,973)                  $    6.03125
                                  2/28/00                    (67,803)                  $     6.1875
                                  3/3/00                    (203,409)                  $    6.03125
                                  3/8/00                     (67,803)                  $      5.875
                                  3/9/00                     (67,803)                  $     5.8125
                                  3/17/00                   (322,064)                  $      6.125
                                  3/20/00                   (135,606)                  $      5.875
                                  3/22/00                   (173,890)                  $      5.375
21st Century Communications
T-E Partners, L.P.                2/11/00                   (149,949)                  $       6.50
                                  2/11/00                    (13,155)                  $      6.875
                                  2/11/00                     (9,914)                  $      6.875
                                  2/11/00                    (27,683)                  $     6.8125
                                  2/16/00                    (73,821)                  $      6.125
                                  2/18/00                    (80,742)                  $    6.09375
                                  2/22/00                    (26,530)                  $    6.03125
                                  2/2800                     (23,069)                  $     6.1875
                                  3/3/00                     (69,207)                  $    6.03125
                                  3/8/00                     (23,069)                  $      5.875
                                  3/9/00                     (23,069)                  $     5.8125


                                  Date Purchased       Number of Shares                   Price Per
Name of Shareholder               (Sold)               Purchased or (Sold)                    Share
------------------------------    --------------       ------------------                 ---------
                                  3/17/00                   (109,578)                  $      6.125
21st Century Communications
T-E Partners, L.P.                3/20/00                    (46,138)                  $      5.875
                                  3/22/00                    (64,180)                  $      5.375
21st Century Communications
Foreign Partners, L.P.            2/11/00                    (57,613)                  $       6.50
                                  2/11/00                     (9,128)                  $      6.875
                                  2/11/00                    (10,954)                  $     6.8125
                                  2/16/00                    (29,210)                  $      6.125
                                  2/18/00                    (31,948)                  $    6.09375
                                  2/22/00                    (10,497)                  $    6.03125
                                  2/28/00                     (9,128)                  $     6.1875
                                  3/3/00                     (27,384)                  $    6.03125
                                  3/8/00                      (9,128)                  $      5.875
                                  3/9/00                      (9,128)                  $     5.8125
                                  3/17/00                    (43,358)                  $      6.125
                                  3/20/00                    (18,256)                  $      5.875
                                  3/22/00                    (19,881)                  $      5.375
Wheatley Partners II, L.P.        1/13/00                    (33,000)                  $       7.00
                                  2/24/00                    (55,000)                  $     6.8125
                                  2/24/00                   (250,000)                  $      6.875
                                  2/24/00                    (85,000)                  $       7.00
                                  2/29/00                   (265,000)                  $       6.00
                                  3/8/00                    (200,000)                  $      5.875
                                  3/9/00                    (150,000)                  $     5.8125
                                  3/17/00                   (350,000)                  $      6.125
                                  3/20/00                    (25,000)                  $      5.875
                                  3/24/00                   (125,000)                  $     5.8125

     All sales of shares of Common Stock were effected in open market transactions in the over-the-counter market.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Effective March 24, 2000, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer.

ITEM 7. Material to be Filed as Exhibits.

     Exhibit 7.01 Agreement effective as of February 11, 2000 among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-1.

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:    April 6, 2000                      SENECA VENTURES

                                            /s/Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein,
                                            A General Partner


                                            WOODLAND VENTURE FUND

                                            /s/Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein,
                                            A General Partner


                                            WOODLAND SERVICES CORP.

                                            /s/Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein,
                                            President


                                            WOODLAND PARTNERS

                                            /s/Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein,
                                            A General Partner


                                            WHEATLEY PARTNERS II, L.P.

                                            /s/Irwin Lieber
                                            -----------------------------------
                                            Irwin Lieber,
                                            A General Partner


                                            APPLEWOOD CAPITAL CORP.

                                            /s/Irwin Lieber
                                            -----------------------------------
                                            Irwin Lieber,
                                            Secretary and Treasurer


                                            /s/Barry Rubenstein
                                            -----------------------------------
                                            Barry Rubenstein


                                            /s/Barry Fingerhut
                                            -----------------------------------
                                            Barry Fingerhut

                                            /s/Irwin Lieber
                                            -----------------------------------
                                            Irwin Lieber



                                            /s/Jonathan Lieber
                                            -----------------------------------
                                            Jonathan Lieber



                                            /s/Seth Lieber
                                            -----------------------------------
                                            Seth Lieber



                                            /s/Marilyn Rubenstein
                                            -----------------------------------
                                            Marilyn Rubenstein



                                            THE MARILYN AND BARRY
                                            RUBENSTEIN FAMILY
                                            FOUNDATION


                                            By: /s/  Barry Rubenstein
                                                -------------------------------
                                                Barry Rubenstein, a Trustee

                       21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., a general partner


                                        By:/s/Edward Grinacoff
                                           -------------------------------------
                                           Name:  Edward Grinacoff
                                           Title: Secretary and Treasurer




                       21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., a general partner


                                        By:/s/Edward Grinacoff
                                           -------------------------------------
                                           Name:  Edward Grinacoff
                                           Title: Secretary and Treasurer




                       21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                         By: Sandler Capital Management, general partner
                             By: ARH Corp., a general partner


                                        By:/s/Edward Grinacoff
                                           -------------------------------------
                                           Name:  Edward Grinacoff
                                           Title: Secretary and Treasurer

                                               /s/Michael J. Marocco
                                               ------------------------------
                                               Michael J. Marocco



                                               /s/John Kornreich
                                               ------------------------------
                                               John Kornreich



                                               /s/Harvey Sandler
                                               ------------------------------
                                               Harvey Sandler



                                               /s/Andrew Sandler
                                               ------------------------------
                                               Andrew Sandler



                                               /s/Douglas Schimmel
                                               ------------------------------
                                               Douglas Schimmel



                                               /s/Hannah Stone
                                               ------------------------------
                                               Hannah Stone



                                               /s/David Lee
                                               ------------------------------
                                               David Lee



                                               /s/ Edward Grinacoff
                                               ------------------------------
                                               Edward Grinacoff



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).